Exhibit 10.1

INVESTORS REAL ESTATE TRUST
SHORT-TERM INCENTIVE PROGRAM UNDER THE
2008 INCENTIVE AWARD PLAN
OF INVESTORS REAL ESTATE TRUST AND IRET PROPERTIES
(Effective May 1, 2012)

Article I.                      INTRODUCTION

1.1 Purpose.  The purposes of the Investors Real Estate Trust 2012 Short-Term Incentive Program under the 2008 Incentive Award Plan of Investors Real Estate Trust and IRET Properties  (the “Plan”) are to allow Investors Real Estate Trust (“IRET”) to attract and retain talented executives, to provide incentives to executives to achieve certain performance targets, and to link executive compensation to shareholder results by rewarding competitive and superior performance. In furtherance of these purposes, the Plan is designed to provide short-term incentive compensation to executive officers of IRET, the amount of which is dependent on the degree of attainment of specified performance goals of IRET over one-year performance periods beginning on or after May 1, 2012.

1.2 Overview.  Each award under the Plan is comprised one hundred percent (100%) of cash.  Each such performance-based cash award will be paid upon completion of the one-year performance period, and the amount to be paid will be a percentage of the participant’s annual base salary determined as of the first day of the performance period, which percentage depends upon the participant’s position and the degree of achievement of threshold, target and maximum performance goals for the performance period. Except as otherwise provided in Sections 4.5 and 4.6, participants must be employed by IRET on the last day of the performance period to receive an award.

1.3 Effective Date.  This Plan is effective as of May 1, 2012 (the “Effective Date”) and was approved by the Compensation Committee of the Board of Trustees of IRET (the “Committee”) and by the Board of Trustees of IRET (the “Board”) on June 1, 2012.

Article II.                      DEFINITIONS

2.1   “Award” means an award of cash under the Plan.

2.2   “Cause” means

(a)	commission by the Participant of a felony or crime of moral turpitude;
(b)	conduct by the Participant in the performance of the Participant’s duties to IRET which is illegal, dishonest, fraudulent or disloyal;
(c)	breach by the Participant of any fiduciary duty the Participant owes to IRET; or
(d)
gross neglect of duty which is not cured by the Participant to the reasonable satisfaction of IRET within thirty (30) days of the Participant’s receipt of written notice from IRET advising the Participant of such gross neglect.

2.3   “Change in Control” means an event or occurrence as defined in the 2008 Incentive Award Plan of Investors Real Estate Trust and IRET Properties.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred unless the event also constitutes a “change in ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(v) of the Internal Revenue Code.

2.4   “Common Shares” means common shares of beneficial interest of IRET.

2.5   “Disability” means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as a result of which the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of IRET. The determination of whether the Participant’s physical or mental impairment satisfies the conditions set forth in this Section shall be made under a disability insurance program covering employees of IRET; provided, however, that if the Participant is determined to be totally disabled by the Social Security Administration, his or her physical or mental impairment shall be deemed to satisfy the conditions of this Section.

2.6   “Discretionary Bonus” means a bonus awarded by the Chief Executive Officer as provided in Section 4.3 hereof.

2.7   “FFO” means funds from operations of IRET for the Performance Period, as adjusted and calculated in accordance with IRET’s accounting principles and reported in IRET’s periodic reports on Forms 10-Q and 10-K and other reports filed with the Securities and

Exchange Commission, provided that, for purposes of determining whether Awards have been earned by Participants under the Plan, FFO shall be adjusted to exclude (that is, to add back to net income in calculating FFO) (a) loan pre-payment penalties paid in the Performance Period and (b) acquisition expenses paid in the Performance Period, up to 1% of total acquisition costs for total property acquisitions in the Performance Period.

2.8   “Participant” means a person who participates in the Plan pursuant to Section 3.1.

2.9   “Performance Period” means the period from and including May 1 through the earlier of April 30 of the following year or the date of a Change in Control.

Article III.                      ELIGIBLITY AND ADMINISTRATION

3.1   Eligibility.  Prior to the beginning of each Performance Period, the Committee shall designate the IRET employees who will be the Participants in the Plan as of the first day of such Performance Period. As of the Effective Date of this Plan, the Participants for fiscal year 2013 are the following: Timothy P. Mihalick, Thomas A. Wentz, Jr., Diane K. Bryantt, Michael A. Bosh, Charles A. Greenberg, Ted E. Holmes, Karin M. Wentz and Andrew Martin.  The Committee may designate additional employees as Participants during the Performance Period. If the Committee adds Participants after the first day of the Performance Period, the Participant’s Award opportunity will be as established by the Committee by written notice to the Participant. Unless otherwise specified by the Committee, the Award for any Participant who is not a Participant on the first day of the Performance Period shall be prorated in the proportion that the number of days the Participant is employed by IRET during the Performance Period bears to the number of days in the Performance Period. Once a person becomes a Participant in the Plan, the Participant shall remain a Participant until any Award payable hereunder has been paid.

3.2   Administration.  The Plan shall be administered by the Committee, which shall have discretionary authority to interpret and make all determinations relating to the Plan. Any interpretation or determination by the Committee shall be binding on all parties.

Article IV.                      AWARDS

4.1   Award Opportunity.  Each Participant’s total Award under the Plan with respect to a Performance Period shall be stated as a percentage of the Participant’s annual base salary determined as of the first day of that Performance Period, which percentage shall depend upon the Participant’s position and the degree of achievement of threshold, target, and maximum performance goals for the Performance Period as set forth in the table below:

	Threshold	Target	Maximum

President and Chief Executive Officer	94%	100%	200%

Senior Vice President and Chief Operating Officer	66%	70%	140%

Senior Vice President and Chief Financial Officer	66%	70%	140%

Senior Vice President and General Counsel	47%	50%	100%

Senior Vice President, Commercial Asset Management	47%	50%	100%

Senior Vice President, Secretary and Associate General Counsel	47%	50%	100%

Senior Vice President, Finance	47%	50%	100%

Senior Vice President, Residential Property Management	47%	50%	100%

4.2   Performance Goal.  The initial performance goal under the Plan is FFO per share.  The specific threshold, target and maximum metrics underlying the performance goal shall be set by the Committee not later than the end of the first 90 days of the Performance Period for 162(m) Employees (taking into account input from the Board and the Chief Executive Officer) in which the metric is to take effect. If the degree of achievement of the performance goals falls between threshold and target or between target and maximum performance levels, the Award shall be determined by linear interpolation. If the degree of achievement of the performance goal falls below threshold, the Award shall not be paid, provided that on or about completion of the Performance Period, the Board may make an assessment of the Plan and of market conditions with respect to the Performance Period, and based on unforeseen circumstances, with the unanimous consent of all independent trustees, may raise or, in the case of non-Section 162(m) Employees only, lower the specific threshold, target and maximum metrics underlying the performance goal for that Performance Period.

While the initial performance goal of FFO per share shall apply as of the Effective Date, such performance goal shall be re-evaluated by the Committee (taking into account input from the Board and the Chief Executive Officer) on an annual basis as to its appropriateness for use with respect to the fiscal year 2014 Performance Period and subsequent Performance Periods under the Plan based on potential future changes in IRET’s business goals and strategy.  Any change in the performance goal for 162(m) Employees shall be approved by the Committee and the Board not later than the end of the first ninety (90) days of the Performance Period in which the change in performance goal is to take effect.

4.3   Discretionary Bonus Pool.  Notwithstanding Section 4.2 above, in the event that the degree of achievement of the performance goal falls below threshold and no Award is earned by a Participant, the Chief Executive Officer may recommend to the Committee the award, for retention and recognition purposes, of Discretionary Bonuses to Plan Participants (excluding the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, who are not eligible to receive a Discretionary Bonus). The total amount available for such Discretionary Bonuses shall be no more than 20% of the sum of the targeted short-term incentive pool in effect as of the first day of the Performance Period for the Participants eligible for such Discretionary Bonuses, and shall be awarded to the eligible Participants at the discretion of the Committee, which may award the entire amount to one executive, may make no Discretionary Bonus Awards, or may divide the total Discretionary Bonus amount among all or some of the eligible Participants, as the Committee chooses.  Except as otherwise provided in Sections 4.5 and 4.6, Participants must be employed by IRET on the last day of the Performance Period to receive a Discretionary Bonus, and the Discretionary Bonus, if any, shall be paid no later than the fifteenth day of the third month following the end of the Performance Period.

4.4   Eligibility for, Timing and Payment of Award.  Except as provided in Sections 4.5 and 4.6, the Participant must be employed by IRET on the last day of the Performance Period to receive an Award, and the Award shall be paid as follows: (a) as of the end of the Performance Period, the dollar amount payable in cash shall be determined for each Participant; and (b) 100% of the Award for each Participant shall be paid no later than the fifteenth day of the third month following the end of the Performance Period.

4.5   Qualifying Termination during the Performance Period.  If during the Performance Period, the Participant’s employment is terminated by IRET without Cause, or  the Participant dies or becomes subject to a Disability while employed by IRET, the Participant shall receive an Award calculated based on the actual level of achievement of the performance goal for the entire Performance Period, but the amount of the Award shall be prorated in the proportion that the number of days elapsed from the beginning of the Performance Period through the date the Participant ceases to be an employee of IRET bears to the total number of days in the Performance Period.

4.6   Change in Control during the Performance Period.  If a Change in Control occurs while the Participant is employed by IRET during the Performance Period, the Participant shall receive an Award calculated based on the actual levels of achievement of the prorated performance goal as of the date of the Change in Control, but the Award shall be prorated in the proportion that the number of days elapsed from the beginning of the Performance Period through the date of the Change in Control bears to 365. The Award shall be issued on the date of the Change in Control.

Article V.                      MISCELLANEOUS

5.1   Payroll Withholding on Award.  The Award and any Discretionary Bonus shall be reduced by all required tax withholding and all other applicable payroll deductions.

5.2   Restrictions on Transfer.  Except for the transfer by bequest or inheritance, the Participant shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to an Award or Discretionary Bonus until such date as, and only to the extent that, cash has been paid.  Any such disposition not made in accordance with this Plan shall be deemed null and void. Any permitted transferee under this Section shall be bound by the terms of this Plan.

5.3   Successors.  This Plan shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

5.4   Notice.  Except as otherwise specified herein, all notices and other communications under this Plan shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

5.5   Severability.  In the event that any one or more of the provisions or portion thereof contained in this Plan shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Plan, and this Plan shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

5.6   No Right to Continued Retention.  Neither the establishment of the Plan nor any Award or Discretionary Bonus hereunder shall be construed as giving any Participant the right to continued service with IRET.

5.7   Interpretation and IRC Section 409A.  Section headings used herein are for convenience of reference only and shall not be considered in construing this Plan. Sections 1.1 and 1.2 are intended to introduce and summarize the Plan only and shall not apply for purposes of determining a Participant’s rights under the Plan. If any benefit under the Plan is determined to be subject to IRC Section 409A, then any payment of that benefit due to termination of employment under the Plan shall be considered to have occurred for purposes of Section 4.5 only if the Participant has a termination of employment that constitutes a “separation from service” within the meaning of IRC Section 409A.  Awards under the Plan subject to Section 409A are payable on a specified date or upon a Change in Control in compliance with Section 409A. The Plan is intended to be exempt from or otherwise in compliance with Section 409A and shall be interpreted in a manner consistent with that intent.  Any provision of the Plan to the contrary herein is without effect.

5.8   Amendment and Termination of the Plan.  The Committee reserves the right to amend or terminate the Plan at any time, provided that no amendment shall deprive a Participant of any Award that is earned up to the date of the amendment or termination or result in the acceleration of any Award payable under the Plan if such acceleration would result in any Participant incurring a tax under IRC Section 409A.

5.9   Governing Law.   The laws of the State of North Dakota shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

5.10  162(m) Compliance.  Notwithstanding anything in the Plan to the contrary, in the case of a Participant who is a 162(m) Employee, the Provisions Applicable to Section 162(m) Participants in Section 3.2 of the 2008 Incentive Award Plan of Investors Real Estate Trust and IRET Properties shall apply.